Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

FRP - Q4 2008 FairPoint Communications, Inc. Earnings Conference Call

Event Date/Time: Mar 06, 2009 / 08:30AM EST

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CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - IR

Gene Johnson

FairPoint Communications, Inc. - CEO

Peter Nixon

FairPoint Communications, Inc. - President

Al Giammarino

FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Stephen Douglas

BAS-ML - Analyst

Patrick Rien

Barclays Capital - Analyst

David Sharret

Barclays Capital - Analyst

Simon Flannery

Morgan Stanley - Analyst

PRESENTATION

Operator

Good morning. My name is Debbie and I will be your conference operator today. At this time I would like to welcome everyone to the FairPoint Communications Fourth Quarter 2008 Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there’ll be a question-and-answer session. (Operator Instructions).

Thank you, Mr. Ellis, you may begin your conference.

Brett Ellis  - FairPoint Communications, Inc. - IR

Thank you. Good morning, everyone, and thank you for joining the FairPoint Fourth Quarter Earnings Conference Call.

Participating on today’s call are Gene Johnson, our Chief Executive Officer, Peter Nixon, our President, and Al Giammarino, our Chief Financial Officer.

Before we begin I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to constitute forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission including, without limitation, the risks described in FairPoint’s most recent annual report on Form 10-K on file with the Securities and Exchange Commission.

All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson  - FairPoint Communications, Inc. - CEO

Thank you, Brett. Good morning everyone. Speaking today and joining me on the call will be Peter Nixon, our President, and Al Giammarino, our CFO. Unfortunately we are in separate locations. I am in Texas because of a death in our family and so as a result of that it could be a little unusual the way we hand the calls off. So I hope you’ll bear with us on that and I apologize that I can’t be there with the team.

I am going to keep my remarks, as usual, at a fairly high level and I’m going to focus on three key areas. I’m going to talk about our progress during 2008 and our progress on the systems cutover. I will provide some comments on the fourth quarter results and the dividend action and then I’m going to talk a little bit about our plans and priorities for 2009, give you some sense of what we think the important issues are in 2009.

Peter is then going to give you a much more detailed update regarding the cutover. And Al will do his typical closing with a more in-depth review of the financial and operating results. And then we will open the call up to your questions.

So with that let me just get started. I will make a few observations about the year we just completed. It was certainly a historic year for FairPoint. As you know it kind of started at the end of the first quarter with the completion of the Northern New England transaction and as you know we completed that transaction and had to go out and raise part of the money right as Bear Stearns was failing.

But we still managed to get it done, successfully completed the financing and we got the transaction closed on March 31st. And that transaction was extremely transformational for the Company because we are now five times the size we were before we did the transaction.

We have made a lot of strides in integrating and stabilizing the business since we closed. We have built a large portion of the workforce that really replaces the functions that Verizon did that we are now performing ourselves. We’ve strengthened the leadership team at FairPoint so we are in a great position, I think, for moving forward and then most recently, we completed the systems portion of the development of the new systems platform and so on. And we successfully cutover on February 9th.

Cutover actually encompassed several weeks. And I think this was a really important milestone.

As you know, no one has really done anything like this at this scale in this industry before. We spent nearly two years in development and well over 4 million man-hours that were invested in the effort and I think it is going to pay off. It has paid off already and I think it is really going to payoff for us in the future because we have a tremendous platform going forward.

We have experienced a number of issues during the initial post cutover phase and I’ve often said that the question is not going to be how many issues we have, it is going to be how quickly we are able to deal with the issues.

This is a complicated process. We expected a number of difficult issues to come up and we’ve had some of those, but we’ve made a lot of strides in correcting the issues that have come up and are moving forward.

And I’ve been telling you for the past year that you have to look to the third quarter before you can expect to see us back in the normal operations. I think that is exactly right, right now. I will tell you that we think that largely cutover activities should be complete and the business should be stabilized sometime during the second quarter. But certainly you can’t expect to see the impact of that on our financial results until sometime in the third quarter.

The platform of really 60 integrated state-of-the-art systems placed over 600 systems clearly provides that unique and very valuable asset for the Company and will be a very important enabler to our future growth and to, importantly, improving our operating efficiency; which is kind of one of the next major phases that we will be about.

A lot of people at FairPoint have worked extremely hard on this. They continue to work extremely hard on this. I couldn’t be more proud of the effort that they have made and the results, the results of that.

Peter is going to go into a lot more detail on how we’re doing and what some of the issues have been and give you some sense of how those are moving forward. But let me shift gears and talk about the third quarter a little bit.

I think we are pleased with our operations and we think that they stabilized and when you think about stabilizing, we are in a very difficult economic environment. And so I think when we consider that, we really are pleased with where we are.

We continue to see evidence in the marketplace that the customers are embracing FairPoint. And we really expect to get the benefit of our new system in the coming months as we now start introducing new products and services and executing on our business plan, things we could never do prior to cutover. And as soon as things are stabilized, I think we will start seeing the impact of that.

In the Northern New England business, the rate of access line equivalents improved. The loss rate rather improved to 2.7% in the fourth quarter and you compare that to 3.1% in the third quarter. We are pleased with that improvement.

But importantly and I think maybe more importantly, our high-speed data subscribers increased in those markets during the quarter. That was the first net quarterly increase since we closed the acquisition in March.

And remember that the fourth quarter is the quarter in which seasonality negatively impacts our quarter-over-quarter customer statistics particularly in the Northeast market. That’s been true even in our business before we did this transaction, and it’s even more true now with the large presence we have in northern New England.

We are also watching the decline in economic activity pretty closely. As you know, GDP declined pretty significantly. Unemployment continues to spiral upwards.

But I think we are actually pretty pleased with the results we got considering all of that.

Also remember that our marketing efforts were hampered quite significantly while we remain on the Verizon systems. So for the first time now, we have the ability to manage our own destiny from a marketing standpoint and I think that is going to make a significant difference as well.

So quite frankly, we are quite satisfied with the progress we are making given that headwinds we have been up against up to this time.

Turning to our financial results, our revenues declined by nearly 2.7% quarter over quarter which I think reflect the impact of reduced active lines, seasonality and the economy altogether. We however did continue to experience positive results in the business market. We think this market is going to be extremely important to our future success.

Despite the weakening economic conditions, our new wins both in the enterprise and the government sectors — and both of those are really important in that market — continue to move in the right direction. We believe that the business market in northern New England affords us a pretty unique and a pretty important opportunity for growth over the next several years. And we are going to be very, very focused on that throughout 2009 and I will talk about that again in just a minute.

From a profitability perspective, we reported a decline in quarter-over-quarter adjusted EBITDA which was essentially in line with the revenue decline we experienced.

What I would like to do now is make a couple of comments regarding our decision on the dividend and as you know last night, we announced that the Board had decided to [suspend the quarterly dividend. It was an extremely difficult decision, certainly for me personally but for the Board as well.

I think the decision really reflects where we are with the business today, the very difficult economic and financial market environment we are currently operating in, and really the uncertainty in terms of how much deeper the recession will go and how long it will last. Based on all these factors, we just thought it made sense to suspend the dividend to preserve capital, to increase our financial flexibility and position us to focus on strengthening our capital structure.

And as many of you know, I am one of the largest, maybe the largest, individual shareholders in the Company. So the decision has a substantial impact on me personally, at least in the short-term, just as it does on all of our shareholders. So it was a difficult decision for me personally; but I am totally convinced it is the right thing to do for the Company long-term.

I want to be clear that the action in no way reflects a change in our confidence regarding the business. We remain extremely confident in the growth potential for the Company. I am personally very confident in the team and their ability to execute on our business plan.

I think it’s important that we look carefully at actions like this. We have difficult times that we have in our Company right now and so I think this is a critically important action we took.

Also I want you to know the action does not reflect in any way a change in our philosophy or the Board’s philosophy — either the management or the Board’s philosophy regarding returning cash to shareholders over the long-term. I am certain that this Board will consider reinstituting a dividend at an appropriate payout level once the financial markets and the economy return to normal levels of activity and our leverage has been reduced. So I think you can look forward to that.

With that now, let me shift gears again and talk about what our priorities are and our plan is for 2009.

We really built our plan around five key priorities. Clearly, the first priority is the successful completion of the systems cutover and the integration. The cutover is now largely complete as Peter will tell you and we are in the process of the integration and correcting the defects that we are finding.

And I think that that’s extraordinarily important because these new systems are really going to provide the linchpin for everything we do going forward. And Peter will give you a little more detail on that in just a couple of minutes.

Completing the cutover is going to enable us to control our own destiny, as I said earlier. We are going to be able to offer a lot of new products and services to our customers. We are already starting to do some of that, including customizable bundles as well as a full suite of business services that leverage on the new high-speed IP data network and that is going to be extremely important.

That brings me to our second key priority for the year and that is to accelerate the build out of our Northern New England data network with a timeline for completion of the core network by the middle of 2009. I have to tell you that we are well on track to doing that. That timetable will put us about a year ahead of the plan that we laid out for you in the past. We think that is extremely important as we start attacking aggressively the business marketplace and also it allows us to provide high-speed bandwidths to our residential customers as well.

So we know that business customers, particularly, are clamoring for the new services that we will be providing. Things like IP Centrex and Unified Communication, Transparent LANs, other IP-based business services. We talked to them and they are very excited about this.

So as a result of that, we are in the process of significantly increasing the size of our business sales force because we know the customers will take this, take these services. And so we need to be prepared to start selling them to them.

So I will then move on to our third priority which is really to increase revenues and market share in the business market in northern New England. It is a market that we have largely — I guess has been largely underserved in the past. From our perspective at least by the incumbent, from our perspective it’s a market that offers substantial opportunity.

We estimate the market size in these three states to be around $1.2 billion and our market share is around 50%. So we believe as the incumbent LEC with the most robust, ubiquitous network across the region that our share of the market should be 70% or well over 70%.

By increasing the direct sales team and focusing on this market very directly and diligently, and with the new suite of services we are going to be able to provide with the IP data network, we are confident that we are going to be able to increase our market share significantly over the next few years starting in 2009. Completion of the network will also enable us to expand the reach of broadband data services to traditional households while enabling significantly higher speeds. We think that is going to be extremely important as we are working hard to roll out more and more broadband.

And that is really our fourth key priority for 2009. To grow the high-speed data penetration in northern New England.

At year end, the high-speed data penetration in our Northern New England property was 18.3%, well below the 34% plus penetration achieved in the Legacy FairPoint business. So we expect we can significantly increase our penetration of broadband in 2009 and beyond, as we complete the build out of this high-speed data network.

And finally, our fifth priority is to increase our profitability. And at the end of the day, that’s what all of this is about. It’s what all the things we have talked about are about. We think that two things have to happen to do that. One is revenue growth and the second is cost reductions.

On the cost side, our plan for the year does contemplate increased efficiencies. We think clearly we are going to see increased efficiencies as this platform of systems allows us to do that. We will be reducing manual processes significantly, implementing a number of new online services, such as order entry and bill payment for our customers. And that should make a significant difference and allow us to really work hard on the cost structure and we will be very focused on that during 2009.

Now none of this is going to come easily and it is going to all take some time. I have told you in the past and I told you earlier in this call that we really expect to see the impact of all of this in the second half of the year.

We think that the first half will continue to be challenging, as I have been saying for a year now as we complete the post cutover phase of the system implementation; build out the core data network; begin to ramp up our direct business sales force. And we are also operating in a very difficult kind of macroeconomic environment right now. So we have to keep one eye on that while we are executing the business plan.

So we think we have a very solid operating plan for the year and it should enable us to begin to drive top line revenue growth in the second half of the year and improve our operating efficiencies and therefore our profitability. So with that let me turn the call over to Peter so he can give you a more detailed report on the systems cutover project. Peter.

Peter Nixon  - FairPoint Communications, Inc. - President

Thank you, Gene. I am going to focus my comments today on the status of our cutover and systems integration.

My comments will specifically address two aspects of the cutover. First the cutover itself and, secondly, post cutover integration.

Overall, I am pleased to report that the cutover itself went according to our plans. To my knowledge, this is the most complex system conversion, integration, and employee change management project attempted by any US telecom company.

Had we not begun this process in September of 2006 and spent over 4 million hours focused on this project, we would not be as far along as we are today. The progress we made in the initial phase enabled us to formally end our transition services agreement with Verizon on January 30th and initiate that process to convert to our own systems which completed on schedule on February 9th.

As you’ve heard us say before, we especially took data from over 200 legacy Verizon databases, supporting over 600 Verizon systems, built over 200 third party interfaces, and converted years of Verizon data into our 60 new systems.

While the cutover itself has been completed and we are off the Transition Services Agreement, we are continuing with the post cutover integration phase. Many aspects of this have gone very well while several others have been and continue to be challenging.

Throughout this process, we have maintained communication with a number of our key stakeholders including daily or regular calls with the staffs of the three state commissions, labor union representatives and a competitive local exchange carrier. We also have continuous working sessions between FairPoint and Capgemini.

Now I would like to discuss some of our cutover-related accomplishments followed by comments on the post-cutover integration highlighting our successes and our challenges.

First from a network operations perspective, the cutover has gone extremely well. Some of our key network cutover accomplishments include moving the automatic call distribution functions off the Verizon network to the FairPoint supporting network and switches.

This is the process where our customer calls to the correct call center and answer queue. We converted the main enhanced 911 services from being supported by Verizon’s network operations center to our own network operations center. In addition we’ve successfully migrated the enhanced 911 database from Verizon to our own third party database provider. We successfully designed and stood up a new network operations center and migrated over 8,000 network elements from the Verizon network to a FairPoint network for monitoring, surveillance, provisioning and activation.

We successfully completed the Single System 7 — also known as SS7 — upgrade and converted our operator service and directory assistance services from Verizon to FairPoint network and third party database providers.

In addition, we successfully placed the Verizon wholesale Web portal and implemented a FairPoint-hosted Web portal-based providing reports, applications and data extracts to the competitive local exchange carriers. We completed the migration of our Internet customers from Verizon to FairPoint service, email addresses and technical help desk.

Although more than 90% of the migration went smoothly with no impact on customers, a small percentage of our email customers were impacted. The issue is largely resolved around the help desk capacity and was promptly resolved.

There are a few areas that we remained focused on and are still addressing.

The first areas of focus is order flow through and meeting customer due dates. During the one week prior to and the one week of the conversion, we processed only emergency orders and normal repair calls. As a result, there were approximately 24,000 orders in queue when we brought the systems online on February 9th.

Since then we have completed and put into service over 60% of the queued and new orders received and there are a large number appropriately moving through the systems. We are, however, experiencing some issues affecting both retail and wholesale customers that has impacted customer due dates.

Of those total orders that were queued and new orders received, currently there are approximately 14% of which we have missed the installation due date. We have planned fixed dates over the next two weeks to address the majority of those impeding issues and we expect to return to normal operating levels in all areas by the second quarter.

The second area of focus is billing. We are being extremely careful and prudent with our bills. Prior to mailing, we conduct a thorough review of each bill cycle and we are able to hold back for future processing, bills that have open issues. Once a bill is reviewed, those bills that are correct and accurate are mailed and any that require additional review and research are held back until open issues are resolved.

We had originally planned to mail our first post-cutover bill cycle on February 13th and then process almost one cycle per day until we returned back to the normal schedule by March 2nd.

We now expect the bill cycle to be back on a normal schedule by March 9th. To date, the initial calls have been — we have received regarding bills have been about what we expected.

There are some errors that are getting through, although many of the calls concern bills and why they are late and why certain charges are being presented differently than they had been with Verizon.

By and large, this seems to reflect a high level of accuracy around the bills that have been processed. This is a very large billing conversion. I expect other issues and concerns will arise. On the wholesale side, the quality has also been very good. And our bill cycles are largely on schedule.

In summary, the three key ingredients of system performance, employee proficiency, and new operating methods and procedures are all as expected, operating at levels below those prior to cutover. Although the systems are or will soon perform at improved level and our employees are gaining proficiency each day, these issues, combined with significant number of backlog orders, have put us behind our original timeline.

But we are making progress every day.

Once again, I would like to acknowledge and thank our employees who, faced with completely new systems and the frustrations of new system operational issues, continue to put the customer first. I would also like to thank the Capgemini teams for the expertise, dedication and perseverance, and to Verizon for the continued support and cooperation.

That’s all I wanted to say by way of my formal remarks today. Hopefully I have given you a good sense as to what accomplishments we have achieved and the remaining work that needs to be done and where our focus remains.

And with that, I will turn the call over to Al.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Thanks, Peter, and good morning everyone.

I would like to focus my remarks this morning on four main areas. First I will talk a little bit about access lines and customer metrics. Then I will make a few remarks around revenue, talk a little bit about adjusted EBITDA and then finally I will close out with some comments around cash flow and liquidity.

So let me start with some comments regarding access line and customer metrics. Overall, total access line equivalents at the end of 2008 stood at more than 1.7 million lines which represented a decline of 9.7% over the past year.

During the fourth quarter, our consolidated access line equivalents declined by 2.7% which reflected a modest improvement from the 2.8% decline that we experienced during the third quarter.

Also importantly, the quarter-over-quarter decline in the Northern New England business which, by the way, accounts for more than 80% of our total lines, improved to 2.7% in the fourth quarter compared to 3.1% in the third quarter. Now that reflected an improvement in the trend for both high-speed data subscribers as well as voice access lines. And it is important to keep in mind that, as Gene mentioned, our fourth quarter numbers do typically contain some seasonality associated with, in particular, the early fall disconnects that we see in the Northern New England states as well as in certain of our Legacy FairPoint markets.

And of course we all know that the economic situation, including consumer sentiment, deteriorated quite significantly throughout the fourth quarter, reflecting the worst economic recession that we have experienced in more than 20 years.

Now that did translate — the economy, that is — did translate into an increase in the quarterly rate of decline in voice business access lines which increased during the quarter to 2.8% compared with about 2.1% in the third quarter.

That appears to have reflected two things. First, a number of companies seeking to reduce costs during a very difficult economic period by disconnecting a portion of their voice access lines as well as, quite frankly, several companies which simply went out of business. Nonetheless, as Gene clearly indicated in his remarks, we continue to believe that the business market in northern New England affords as a significant growth opportunity, particularly with respect to the new enhanced IP services.

In terms of high-speed data where, over time, we also believed a significant market opportunity exists in the three Northern New England states, encouragingly for the second straight consecutive quarter we did see some continued improvement. High speed data subs in the Northern New England business increased by about 0.7% during the quarter, reflecting the first net quarterly increase since the closing of the acquisition at the end of Q1 of 2008.

Both Maine and Vermont experienced quarter-over-quarter increases in subscribers for the second consecutive quarter, while New Hampshire also experienced an improvement in the trend during the fourth quarter.

Overall, high-speed data subs totaled 295,000 at the end of the year. That is slightly higher than the level at the end of the third quarter. Penetration in Legacy FairPoint was 34.2% at quarter end compared with only 18.3% in Northern New England.

So the success that we have been able to achieve in Legacy FairPoint and the differential in penetration in high-speed subscribers between Northern New England and the Legacy markets certainly indicates to me that we have a tremendous opportunity for both improvement and growth in northern New England.

On the long distance side, long distance subs stood at more than 631,000 at the end of 2008 compared to about 644,000 at the end of September, a decline of just under 2%. And LD penetration was more than 44% at the end of December, modestly higher than the 43.7% at the end of the third quarter. The higher penetration rates both in the high-speed data and in long distance indicate that a growing percentage of our customers are on bundled packages and that the rate of churn for customers taking multiple services from FairPoint is lower than the rate of churn for customers that only take voice service from us.

Turning to revenue, as you know our consolidated reported revenue for the fourth quarter came in at $319.3 million. That is 2.7% lower than the $328.3 million that we reported in the third quarter. This decline reflected largely the decrease in access line equivalents of 2.7% that we experienced during the quarter.

On a normalized bases, our quarter-over-quarter revenue declined by about 3.5%. That was also impacted by the effects of reduced seasonal activity which we’ve talked a little bit about as well as the rapidly weakening economy. And that was particularly evident I think in our long distance revenue, which declined about 7.7% on the quarter-over-quarter basis.

Moving to adjusted EBITDA, for the quarter we reported total adjusted EBITDA of $137.5 million compared with $148.6 million in the third quarter. That quarter-over-quarter decline in adjusted EBITDA of about $11 million or so largely reflected the decline in revenue, as our ongoing operating expenses in the fourth quarter were essentially flat with the third quarter level. This reflected a much greater focus across the organization on operating costs and we certainly expect that to continue throughout 2009 as well.

Consistent with prior quarters and with our credit agreement adjusted EBITDA does reflect the add back of the Transition Services Agreement or TSA payments to Verizon, as well as the non-cash pension and OPEB amounts.

In addition, this quarter we also added back an additional $26.9 million in other one-time cutover and acquisition-related costs compared with $15.2 million in the third quarter. Now the quarter-over-quarter increase in these one-time cutover and acquisition related costs primarily reflects the fact that we were gearing up for the January systems cutover during the fourth quarter.

And as a result of that both the pace and the cost related to cutover activities — things such as training our employees on the new systems — all significantly increased in the fourth quarter. Using normalized revenue our adjusted EBITDA margins for the quarter came in at just under 43% compared with 44.7% in the third quarter and 30.1% in the same quarter a year ago.

The improvement compared with the fourth quarter of 2007 certainly reflects the operating cost savings that we have been able to achieve by eliminating the Verizon cost structure which supported the Northern New England business. These cost savings have more than offset the year-over-year revenue decline, resulting in an overall margin improvement if you look at the year ago quarter compared to Q4 this year.

Now with that let me turn my attention to the cash flow and liquidity. Cash flow from operations totaled $57.5 million for the full year and $21.3 million in the fourth quarter. That fourth quarter amount has been reduced by $49.6 million for payments that we made to Verizon under the Transition Services Agreement.

Also negatively impacting operating cash flow in the quarter was the additional $26.9 million in cutover-related costs that I mentioned a moment ago. After giving effect to these non-recurring costs, cash flow from operations would have been $97.8 million for the fourth quarter of 2008. And you should also note that this amount has been reduced by about $37 million related to the semiannual bond interest payment which occurred on October 1st.

Capital expenditures for the year totaled just under $300 million including approximately $100 million related to the development of our new systems.

Now because of the accounting treatment for the merger, the reverse merger accounting treatment, the full year CapEx figures do not include first quarter capital spending for Legacy FairPoint. That totaled about $7 million and it also excludes about $30 million of capital spending related to the new systems development that was incurred on the Legacy FairPoint side, prior to the closing of the transaction.

So if you add all of these pieces together, consolidated pro forma capital expenditures for the year would have amounted to about $335 million.

For 2009, we currently estimate capital spending to be in the $190 million to $210 million range. And of that about one third will be focused on the high-speed data network and existing fiber infrastructure.

Now I also want to touch on a few important developments which have occurred during the first quarter of this year and will have an important impact, though, on our liquidity and our capital structure as we move forward.

First, in late January, we successfully amended our credit agreement. This amendment was clearly an important factor in terms of last night’s announcement around the dividend. Among other things the amendment makes it clear that provided we are meeting all of the conditions in our financing and regulatory agreements, we have the ability to reinstate the dividend back to as high as the most recent level of $1.03 per share annually at our discretion.

Also importantly, the amendment now permits us to repurchase our Senior Notes. Of course in order to do that, we must obtain Verizon’s consent under our tax sharing agreement as well as received approval from our Board of Directors.

Just before the end of January, we also executed an important agreement with Verizon which will improve our first quarter cash flow by about $23 million. That improvement is driven largely by the acceleration into the first quarter of this year of $15 million that Verizon potentially would have owed to FairPoint in March of 2010 under a regulatory order issued in New Hampshire.

It also reflects about $7.7 million in credits that we have received from Verizon against amounts owed under both the transition services and other related agreements. It is also worth noting that Verizon did waive any potential refund related to the $15 million payment that was accelerated in 2010 into the first quarter of 2009.

Obviously, the results of this agreement will be reflected in our first quarter 2009 financial statements.

Also in late January, given the continued uncertainty in the financial markets, particularly around the banking sector, we drew down $50 million available under our revolving credit facility. In terms of cash on hand, we ended 2008 with more than $70 million of cash, which excludes an additional more than $68 million in cash, which is restricted in use for certain specific purposes.

Now following the $50 million drawdown of the revolver which I just mentioned, at the end of February, we had more than $100 million of cash on hand excluding the restricted cash. In terms of our debt covenants and credit ratios, as we disclosed in the earnings release, our leverage stood at about 4.2 times adjusted EBITDA at the end of December and we remained in compliance with all of our covenant requirements and limitations.

And, finally, I would like to just make a comment or two regarding the dividend action that we announced yesterday evening.

Clearly the dividend has not been providing appropriate support for our share price for some time. And given that continued extreme level of distress that we are seeing in both the economy and, in particular, in the financial sector, as Gene indicated, both we and the entire Board believed it was prudent to preserve as much capital as possible and increase our financial flexibility as much as possible.

Today’s action frees up approximately $93 million of cash flow on an annual basis. Now while that might seem relatively small in comparison to the $2.5 billion of debt that we have on our balance sheet, the $93 million does represent about 25% of our Q4 normalized operating cash flow on an annualized basis.

So with that, I will stop there and we will open the call up for your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). [David Barden].

Stephen Douglas  - BAS-ML - Analyst

This is actually Stephen Douglas for Dave. I have two questions if I could. Number one, can you talk a little bit about what you are seeing competitively in New England’s footprint, specifically I guess from some of your cable competitors? And also talk about some of the specific marketing promotions you have implemented since the cutover?

And I guess number two, could you just provide a little more color on some of the comments you made in the release on the billings of some transition and some liquidity in the first half of 2009?

Al Giammarino  - FairPoint Communications, Inc. - CFO

Sure, Stephen. Gene, do you want to take the first part of that?

Gene Johnson  - FairPoint Communications, Inc. - CEO

Sure. I think what we’d told you, last quarter is very close to what we are seeing today. And that is that we are seeing fairly aggressive competition from Comcast. Particularly in New Hampshire and in Vermont and the incumbent — the cable company, I guess in Maine, is predominantly Time Warner and they are being fairly aggressive as well. Although I don’t think that their level of activity has increased significantly over the last few months.

So that is, I think from a residential consumer standpoint is where our greatest competition lies. We actually think that we are going to have some advantages there as time goes on because of the cost of the product and our tough economy. There are some signs that people are starting to question whether they want to continue to pay the kind of dollars that they are paying there.

And also as our broadband product gets much more robust as we extend out the next generation network, remember that MPLS network gives us a very, very high-speed capacity backbone that will allow us to drive much higher speeds down through our network to our individual consumers.

So I don’t think there has been a significant change from last quarter in the competitive environment. From a sales and marketing standpoint, I am going to be just broad on that and not be very specific because of competitive reasons.

But I think we’re now starting to implement new marketing programs which we will be doing very soon, as soon as we get the call center stabilized from —. Two things are going on at the call centers. Imagine the first is employees are using new systems that they’ve never used before and Dave had about three weeks of experience on those systems now. Remember we just cutover three weeks ago. Making tremendous progress in those employees learning how to use those systems and use that system effectively.

Then secondly, the call volumes are up right now for a couple of reasons, mainly related to billing. Largely because of charges that we spell out on the bill that Verizon perhaps didn’t spell out on the bill and we are being more clear about what they are. So people are calling just to ask questions about the bills.

So as those things happen, slow down a little bit, then we will be able to drive a lot of new calls to the call center that will be more in the neighborhood of sales type calls where we are actually — a lot of the marketing plans we have will generate a lot of calls to that call center. The last thing we want to do is have calls come in that we can’t handle at a time when we are trying to increase service levels by adding new services to customers.

So I think you’ll see in the next few weeks, us starting to roll out a number of new marketing programs that we think will be quite effective.

And Al, why don’t you handle the — ?

Al Giammarino  - FairPoint Communications, Inc. - CFO

Yes. Stephen, let me take on the second part of your question around billing and liquidity.

First of all, I want to make it as Peter did in his remarks that the cutover was surely much more complex and much more expansive than just billing but clearly billing is one important element of the overall cutover process. What we’ve experienced on the billings side, we had anticipated about a two-week delay in getting bills out, vis a vis the normal schedule. And that largely reflects the period of time between January 30th when we started the cutover process and February 9th, when we first turned the new systems on.

So we had anticipated and factored in to our plans about a two-week delay in certain of the billing cycles. What we have experienced is we are a bit further behind than that. We are probably three to maybe four weeks behind on some cycles, but now catching up very quickly. We have gotten a lot of cycles and bills processed and mailed over the last two weeks. And as Peter mentioned, we expect to be fully caught up by March 9th, which is this coming Monday.

So what all of that translated into from a liquidity standpoint is a relatively short period of time during which cash collections will decline because bills did not go out on the normal cycle schedule. And we are in fact working through that period as we speak.

Now as I mentioned in my remarks, we ended February with $100 million of cash on hand so we certainly believe that we have adequate liquidity in the short-term to sustain our operations. And as we look over the longer term, of course the dividend action that we announced last evening will provide, as I said, an additional $93 million on an annual basis.

So hopefully that responds to the second part of your question.

Stephen Douglas  - BAS-ML - Analyst

Yes, that’s good. Thanks.

Operator

Patrick Rien from Barclays.

Patrick Rien  - Barclays Capital - Analyst

Good morning. I have a couple, if I may. Just wanted to look back since the middle of 2008 and kind of see how the business has changed. Al, your predecessor had been talking about a run rate on just EBITDA of about $600 million and being 2008. It looks like the run rates is about $550 million so a little less than 10% below that, but the trend suggests that that diverges between what he had been looking at and what actually happened is widening.

I was wondering if you could comment on what happened at the end of last year that was not contemplated. Whether it was the economy or the increase in competition? So that’s my first question.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Okay. Let me start on that one in and then Gene or Peter, feel free to jump in. But obviously I wasn’t on board back then so I don’t know exactly what John was focused on and what he had in mind.

But I would say there’s probably two main things that come to my mind. One is the timing of the cutover. You know, initially, at that point in time the Company was looking at a September 30th cutover date. That was subsequently delayed to the end of November and then again to the end of January.

And really what that means is and as Gene has talked about, we were on Verizon systems for a longer period of time than we anticipated and therefore from a sales and marketing and operational perspective, didn’t have the level of flexibility to the able to offer new packages and so on and so forth. So that has resulted in access lines continuing to decline at a faster pace than I am sure John would have anticipated back in mid 2008.

The other thing that comes to my mind is certainly the economy. I don’t think anybody sitting around in the middle of 2008 could have possibly contemplated the kind of economy that we are operating in and facing right now. So those are the two big things that come to my mind.

Gene, any other thoughts?

Gene Johnson  - FairPoint Communications, Inc. - CEO

No. I wouldn’t add to that. I think you nailed it.

Patrick Rien  - Barclays Capital - Analyst

Okay, just a quick follow-up on that one. So in terms of the timing of the cutover, his expectations did, you know included being in September and then it got pushed back to November. So the thought is that there would be some EBITDA pressure because of the cutover? So that was contemplated in the $600 million.

Now that the cutover is pushed back into January, do you expect there to be pressure? Or how do you think about that getting pushed back, what the implication is for first quarter EBITDA?

Al Giammarino  - FairPoint Communications, Inc. - CFO

I think on that point, one thing that you need to keep in mind is now that we are off of the Verizon systems and off of the Transition Services Agreement, moving forward we will be providing those services internally or through other outsourced vendors.

So there is a cost associated with us providing those services that up through our year-end numbers, at least, is not reflected in our operating expenses. And I would estimate and I think I put a number out there in the third quarter, we are probably looking at $10 million to $12 million per quarter in additional costs related to things like billing and collection that Verizon was doing on our behalf. Other operational services, as well as now operating and running our own platform of systems.

So those added costs are going to put some downward pressure on our EBITDA as we look to the first half of the year.

As Gene talked about though, once we get out to the second half, we’ve got cutover completely behind us, systems operating as we would expect and the high-speed data network in place. We think we can do two things. We think we can turn around the revenue trend and begin to drive some top line revenue growth.

And we should be able to drive some cost efficiencies and cost out of the business to offset for or compensate for that additional $10 million to $12 million a quarter that I mentioned. So that is kind of how I see it playing out over the next few quarters.

Patrick Rien  - Barclays Capital - Analyst

Thanks. Then just one other one. Gene, on the dividend, was the cut — I mean, how do you attribute the cut? Was it because the business is not where you thought it would be? You know we talked about the projections last year and how those have changed or B, because as Al has said you don’t think you were being appropriately rewarded or getting the support you would expect?

Gene Johnson  - FairPoint Communications, Inc. - CEO

I think it’s a combination of a lot of things. I think it’s a combination of that as well as the deteriorating financial market.

But I can tell you that it made no sense at all and it became continually a degree of increasing frustration to me, personally, and to the management team and to the Board that the stock price was not supporting the dividend and the dividend was certainly not supporting the stock price. It made no sense to continue the dividend.

Then it only became a question of well, do you — if you’re going to reduce the dividend do you reduce it or do you temporarily suspend it? And I think the answer there was, as Al pointed out, simply looking around at the macro environment around us and saying, “We don’t know how long this is going to last. We don’t know how long liquidity is going to be a major issue in this country.”

We couldn’t have predicted that Lehman Brothers would collapse and we couldn’t have predicted a lot of the things that happened. So let’s take the most prudent step we can as painful as it is and as painful as it is to me personally. Let’s take that step and let’s just temporarily suspend it until things become more clear.

Patrick Rien  - Barclays Capital - Analyst

Was a buyback a consideration or I know you guys have some restrictions around the reverse Morris Trust and the spin from Verizon. But were any lawyers consulted or did you even approach Verizon on something like that?

Gene Johnson  - FairPoint Communications, Inc. - CEO

I won’t go into much detail on that except to say that we will do everything humanly possible to use our resources to generate the highest [profit].

Patrick Rien  - Barclays Capital - Analyst

Then just last question and I appreciate it. You mentioned you would reconsider reinstating the dividend after the economy recovered and financial market stabilized and your leverage got to a reduced level. Obviously you can’t control the first two, but the reduced leverage, what is a level where you think it is appropriate that you start thinking about the dividend? When do you think you could get there?

Gene Johnson  - FairPoint Communications, Inc. - CEO

I think that’s a question for Al.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Yes. Let me jump on that. And I’ve given that a lot of thought. From my perspective I would see sort of the 3 to 3.5 times range as being an appropriate level for our Company. We have no timeline. The Board did not set any sort of timeline around the dividend action that we announced and obviously going forward it’s a Board decision to make. So I think I will just leave it at that.

Patrick Rien  - Barclays Capital - Analyst

Okay. Thank you very much.

Operator

David Sharret from Barclays.

David Sharret  - Barclays Capital - Analyst

Good morning. If I could follow up on some points you had mentioned about debt repurchases. Just specifically, have you received consent from Verizon at this point under the [cashiering] agreement and if you have received approval from the Board as well?

Gene Johnson  - FairPoint Communications, Inc. - CEO

I think we are not going to make any comments about that right now.

David Sharret  - Barclays Capital - Analyst

Okay. Then maybe if you if I could just — I will jump through some other liquidity and EBITDA points. Just trying to — as you mentioned getting back to what a recurring run rate EBITDA would be. Obviously we’ve been adding back onetime cutover-related expenses both in terms of how we look at adjusted EBITDA and from a covenant purpose as well. What are your expectations around further onetime advances of cutover-related expenses in the first quarter and in ‘09? Maybe you could remind us, Al, that just the dollar limit on how much you can add back onto your bank covenants. And I think there is a time limit as well. Just how much more can you continue to add back to adjusted EBITDA for compliance there?

Al Giammarino  - FairPoint Communications, Inc. - CFO

Yes, certainly, in Q1, we will have some continuing cutover related costs as we work through both the cutover itself. And this post-cutover phase that we’re going through now. I don’t have a top of mind what our limit is. There is a dollar limit. I believe, I believe the time limit now extends for 12-month period.

So through the end of Q1 of 2009 and someone just slipped me a sheet of paper that the add back limit for cost other than the transition services cost is about $61 million.

David Sharret  - Barclays Capital - Analyst

Okay. Those were the numbers I had in mind as well. So I guess after maybe one more quarter of add back even if the cost continue beyond the first quarter you won’t be able to get credit for them in terms of add backs, once you get to the second quarter. You mentioned in your 10-K you think you are fine in terms of ‘09 as far as compliance with the covenants. You don’t think that is an issue because it doesn’t seem like some of the cutover related activity is extending into the second quarter?

Al Giammarino  - FairPoint Communications, Inc. - CFO

Yes, no, based on our business plan we don’t see any issues around covenants at this point in time. What we will do though is as you point out, we have a limited under the credit agreement in terms of what we can add back, but we will certainly provide visibility from a public perspective around the onetime costs that we are incurring even if they exceed that limit so that people can get some visibility around that and understand what we think sort of the right run rate is on the going forward basis.

David Sharret  - Barclays Capital - Analyst

That’s helpful. Thanks. One last operational point.

I mean, any sense you can give us as far as sentiment from customers as you’re going through the last few weeks of the transition? There are obviously some initial headlines in the press about the e-mail issues. But it’s been pretty muted which seemed pretty positive. Just any reaction you’re seeing, any spike (multiple speakers) what we should expect to see in 1Q or 2Q related to this?

Al Giammarino  - FairPoint Communications, Inc. - CFO

I am going to turn that went over to Peter.

Peter Nixon  - FairPoint Communications, Inc. - President

As you just mentioned there were some media coverage on the e-mail migration. As I mentioned in my remarks that affected about 10% of our customers or a little bit less than 10% of our customers. That was unfortunate.

We did respond very promptly to get those mitigated and resolved and we are now back to normal call volume into our help desk center. So there are still some residuals I am still working on with customers. That will probably continue for some period of time as some of the customers require more assistance in those particular areas of e-mail migration and helping them set up their e-mail accounts.

We are getting some calls as Al mentioned, but this is more just internal calls into our call centers. It is resulting in high call volumes right now. And you never know when those high call volumes — and we expect that those are driving some frustrations with the customers and we know there are some calls going into the PUCs because of their inability to access our call centers.

Once we get past our first bill cycle as we expect we will be doing my date will be back on our normal bill cycle. We expect the bill type calls to begin to mitigate somewhat. And we expect that then, those types of calls and concerns will begin to dissipate.

And lastly as I mentioned in my opening remarks, we are having some challenges right now with extended due dates. We have customers that we have not been able to meet those due dates. We have planned fix date for the systems that we believe would get us to a point where we can begin to move those through more briskly. We had about 24,000 orders waiting for us when we opened for business on the 9th and so we have quite a —

well, let me — a backlog of orders we have got to work our way through. We are doing that as quickly as we can, but I suspect that there will be some frustrations in those — in that area also.

David Sharret  - Barclays Capital - Analyst

So maybe some incremental weakness in terms of the access line results and the HSD results in 1Q versus 4Q but nothing material or -?

Peter Nixon  - FairPoint Communications, Inc. - President

Yes. We really don’t have a good sense of that at this point. Okay. Thanks. Operator we are going to have time for one more question. I know Gene has a hard stop here, so we will take one more question, please.

Operator

Simon Flannery from Morgan Stanley.

Simon Flannery  - Morgan Stanley - Analyst

Good morning. I just wanted to focus on the leverage and you talked about trying to get the leverage down to mid to low 3. Are you able under your agreement to — or under the reverse Morris Trust to sell access lines or sell other properties that may be worth more to somebody else? They’re still a robust market for our lifelines out there, a lot of people who look to make acquisitions. I was wondering if that is something that’s, one, permissible and, two, something you might consider as a way to delever more quickly? Thanks.

Peter Nixon  - FairPoint Communications, Inc. - President

Gene, do you want to take that one?

Gene Johnson  - FairPoint Communications, Inc. - CEO

I think the answer is that it’d broadly be yes. I think the market is a little upside-down right now while there are a lot of people who would like to buy and we’ve had a number of people talk to us about various access lines that own. The truth is right now that the financial markets are in such disarray that, today, I think you won’t see those kinds of transactions take place.

But yes, we are able to do that. And as I’ve said, always in the past if someone thinks one of our assets is more valuable than we think it is, we would be happy to talk to them about that.

Simon Flannery  - Morgan Stanley - Analyst

Okay. Thank you.

Brett Ellis  - FairPoint Communications, Inc. - IR

Okay, thanks very much. Gene, any closing remarks?

Gene Johnson  - FairPoint Communications, Inc. - CEO

I just want to thank you all. This has been obviously a very trying time for all of us across America, indeed the world recently. It’s a trying time for us, but we are working hard and I think that you are going see the results of that here over the next couple of quarters as business stabilizes and indeed starts to improve.

So thanks very much for joining us today and have a great week.

Operator

This concludes today’s conference call. You may now disconnect.

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